Exhibit 99.1

M/I Homes Announces
Redemption of All Outstanding Depositary Shares Representing
Series A Preferred Shares

Columbus, Ohio (September 14, 2017) - M/I Homes, Inc. (NYSE:MHO) announced today that it will redeem all of its outstanding depositary shares (NYSE:MHO-PrA), each representing 1/1,000th of a Series A Preferred Share of M/I Homes (the “Depositary Shares”) on October 16, 2017 at a redemption price per Depositary Share of $25.00 plus an amount equal to $0.209896 (which amount represents the accrued and unpaid dividends thereon (whether or not earned or declared) from September 15, 2017 to (but excluding) October 16, 2017).

On and after the redemption date, the Depositary Shares will no longer be deemed outstanding, dividends on the Depositary Shares will cease to accrue and all rights of the holders of the Depositary Shares will cease, except for the right to receive the redemption price without interest.

The notice of redemption will be mailed to the registered holders of Depositary Shares on or about September 14, 2017. Questions relating to, and requests for additional copies of, the notice of redemption and related materials should be directed to the redemption agent, Computershare Trust Company, c/o Voluntary Corporate Actions, at 250 Royall Street, Suite V, Canton, MA 02021 or via telephone at 1-800-546-5141.

M/I Homes, Inc. is one of the nation’s leading builders of single-family homes, having sold over 103,000 homes. The Company’s homes are marketed and sold primarily under the trade names M/I Homes and Showcase Collection (exclusively by M/I Homes), and also currently operates under the name Hans Hagen Homes in its Minneapolis/St. Paul, Minnesota market. The Company has homebuilding operations in Columbus and Cincinnati, Ohio; Indianapolis, Indiana; Chicago, Illinois; Minneapolis/St. Paul, Minnesota; Tampa, Sarasota and Orlando, Florida; Austin, Dallas/Fort Worth, Houston and San Antonio, Texas; Charlotte and Raleigh, North Carolina; and the Virginia and Maryland suburbs of Washington, D.C.

Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “envisions,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve a number of risks and uncertainties. Any forward-looking statements that we make herein and in any future reports and statements are not guarantees of future performance, and actual results may differ materially from those in such forward-looking statements as a result of various factors, including, without limitation, factors relating to the economic environment, interest rates, availability of resources, competition, market concentration, land development activities, construction defect, product liability and warranty claims and various governmental rules and regulations, as more fully discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2016, as the same may be updated from time to time in our subsequent filings with the Securities and Exchange Commission. All forward-looking statements made in this press release are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. We undertake no duty to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. However, any further disclosures made on related subjects in our subsequent filings, releases or presentations should be consulted.

M/I Homes, Inc.
Kevin C. Hake, Senior Vice President and Treasurer, (614) 418-8227
Ann Marie W. Hunker, Vice President, Corporate Controller, (614) 418-8225